Exhibit 99.1

(1)           Dr. Philippe Chambon (“Chambon”), in his capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own the shares as to which this Form 3 relates. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”) and DLJ ESC II, L.P. (“ESC II”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation acts as a venture capital partnership management company. DLJCC is also the general partner of Sprout Entrepreneurs. DLJCC is also the managing general partner of Sprout IX, and, as such, is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation, is the managing general partner of Associates IX. Dr. Chambon is a limited partner of Associates IX. DLJ LBO Plans Management Corporation (“DLJLBO”), a Delaware corporation, is the general partner of ESC II and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf of ESC II.

(2)           Includes (i) 2,734,750 shares of Series B Convertible Preferred Stock converted into 2,483,520 shares of Common Stock held directly by Sprout IX, (ii) 21,878 shares of Series B Convertible Preferred Stock converted into 19,868 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 38,287 shares of Series B Convertible Preferred Stock converted into 34,769 shares of Common Stock held directly by DLJCC, and (iv) 182,318 shares of Series B Convertible Preferred Stock converted into 165,569 shares of Common Stock held directly by ESC II.

(3)           Includes (i) 606,505 shares of Series C Convertible Preferred Stock converted into 476,712 shares of Common Stock held directly by Sprout IX, (ii) 2,390 shares of Series C Convertible Preferred Stock converted into 1,878 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 7,352 shares of Series C Convertible Preferred Stock converted into 5,778 shares of Common Stock held directly by DLJCC, and (iv) 35,011 shares of Series C Convertible Preferred Stock converted into 27,518 shares of Common Stock held directly by ESC II.

(4)           Includes (i) 526,057 shares of Common Stock sold by Sprout IX, (ii) 3,864 shares of Common Stock sold by Sprout Entrepreneurs, (iii) 7,207 shares of Common Stock sold by DLJCC, and (iv) 34,314 shares of Common Stock sold by ESC II.

(5)           Includes (i) 2,434,175 shares of Common Stock held directly by Sprout IX, (ii) 17,882 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 33,340 shares of Common Stock held directly by DLJCC, and (iv) 158,773 shares of Common Stock held directly by ESC II.

(6)           Each share of the Issuer’s Series B Convertible Preferred Stock automatically converted into 0.90813437 shares of the Issuer’s Common Stock immediately prior to the closing of the Issuer’s initial public offering and has no expiration date.

(7)           Each share of the Issuer’s Series C Convertible Preferred Stock automatically converted into 0.786 shares of the Issuer’s Common Stock immediately prior to the closing of the Issuer’s initial public offering and has no expiration date.